EXHIBIT 10.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

(Sweetwater Apartments, 3405 Sweetwater Drive, Lawrenceville, Georgia)
This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is made and entered into as of January 5, 2017, by and between VR SWEETWATER LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”).

RECITALS:

A.    Seller and Buyer are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of December 2, 2016 (the “Agreement”). All initially-capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement unless the context clearly indicates otherwise.

B.    Seller and Buyer mutually desire to amend the Agreement as provided in this Amendment.

AGREEMENTS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.Indemnification for Recapture of Per Unit Compensation. Reference is hereby made to (i) that certain Services Agreement, dated as of September 30, 2014 (the “Services Agreement”), by and between Comcast of Georgia/Virginia, Inc. (together with its successors and assigns, “Comcast”) and Seller, and (ii) that certain Compensation Agreement, dated as of September 30, 2014 (the “Compensation Agreement”), by and between Comcast and Seller. Following the Closing, Seller agrees to and shall indemnify, protect, defend and hold Buyer harmless from and against any claim, suit or demand by Comcast for any refund or recapture of any portion of the “Per Unit Compensation” (as defined in the Compensation Agreement) that is due and payable to Comcast pursuant to the Compensation Agreement (a “Comcast Refund Claim”) in the event the Services Agreement is terminated by Comcast after the Closing by reason of an uncured default of Seller under the Services Agreement that occurs prior to the Closing. Following the Closing, Buyer hereby agrees to give Seller a reasonable opportunity (including access to the Property to the extent necessary upon prior written notice to Buyer and provided that Buyer shall have the right to have a representative of Buyer present to accompany Seller and its representatives and agents during such access) to cure (or cause to be cured), in accordance with the Services Agreement or Compensation Agreement, any default by Seller under the Services Agreement or Compensation Agreement arising prior to the Closing. Following the Closing, Buyer agrees to and shall indemnify, protect, defend and hold Seller harmless from and against any Comcast Refund Claim in the event the Services Agreement is terminated by Comcast after the Closing by reason of an uncured default of Buyer (or its successors or assigns) under the Services Agreement that occurs at or after the Closing. The obligations of Seller and Buyer set forth in this Section 1 shall survive until the Expiration Date and shall automatically expire upon the Expiration Date unless Seller or Buyer (as applicable) commences suit against the other party with respect to any alleged breach prior to the Expiration Date.

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2.    Indemnification Procedures.     The indemnification obligations under Section 1 above are subject to the provisions of this Section 2. The party seeking indemnification (the “Indemnitee”) shall notify the other party (the “Indemnitor”) of any Comcast Refund Claim within ten (10) Business Days after it has received notice of such claim, but failure to notify Indemnitor shall in no case prejudice the rights of Indemnitee unless Indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. If Indemnitor contests such claim, Indemnitor shall have the right to undertake the defense of Indemnitee against any Comcast Refund Claim with counsel approved by Indemnitee, which approval shall not be unreasonably withheld. Indemnitee shall in good faith: (i) provide to Indemnitor as promptly as practicable after request all information and documentation reasonably requested by Indemnitor relating to the Comcast Refund Claim; (ii) take all action reasonably necessary to protect against further damage or loss with respect to such claim; and (iii) reasonably cooperate with Indemnitor in connection with the Comcast Refund Claim. Indemnitor shall not settle any Comcast Refund Claim without the written approval of Indemnitee (not to be unreasonably withheld) unless the Comcast Refund Claim against Indemnitee is fully discharged, and Indemnitor shall have the right to settle any Comcast Refund Claim against Indemnitee without the approval of Indemnitee if and only if the Comcast Refund Claim against Indemnitee is fully discharged.

3.    Miscellaneous.

(a)    No Other Amendments; This Amendment Governs and Controls. Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect and is hereby ratified and affirmed. To the extent any of the provisions of this Amendment are inconsistent with any of the provisions set forth in the Agreement, the provisions of this Amendment shall govern and control.
(b)    Authority. Each party represents to the other party or parties that the individual or individuals executing this Amendment on behalf of such party has the capacity and authority to execute and deliver this Amendment on behalf of such party, and that this Amendment, once executed and delivered, is the legal, valid and binding obligation of such party.
(c)    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of an executed counterpart of this Amendment by facsimile or as a PDF or similar attachment to an e-mail shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.
(d)    Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the successors and assigns of the parties to this Amendment.
(e)    Governing Law. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Georgia.

(SIGNATURES ON NEXT PAGE)

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IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the day and year first above written.

SELLER:

VR SWEETWATER LIMITED PARTNERSHIP, a Delaware limited partnership

By:    VR Sweetwater GP LLC,
    a Delaware limited liability company,
    its General Partner

    By:    _/s/ Andrew Stewart____________
    Name: Andrew Stewart
    Title:     Authorized Person

BUYER:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:    __/s/ Dinesh Davar_____________________
Print Name: Dinesh Davar
Print Title: Chief Financial Officer